Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-262570 on Form S-4 of our report dated April 8, 2022, relating to the consolidated financial statements of ID Experts Holdings, Inc. and subsidiary. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

April 8, 2022